Exhibit 99.1

Regional Management Corp. Announces Second Quarter 2022 Results

-   Net income of $12.0 million and diluted earnings per share of $1.24   -

-   28.9% year-over-year net finance receivables growth and
23.3% year-over-year revenue growth   -

-   30+ day contractual delinquencies of 6.2% as of June 30, 2022, or 10 basis points better than June 30, 2019 pre-pandemic levels   -

-   Multi-year low operating expense ratio of 14.7%   -

Greenville, South Carolina – August 3, 2022 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today announced results for the second quarter ended June 30, 2022.

“We continued to execute well on our strategic plans and delivered strong results in the second quarter, including disciplined, controlled growth of our portfolio,” said Robert W. Beck, President and Chief Executive Officer of Regional Management Corp. “We expanded operations to the state of Indiana in June, and just last week, we opened our first branch in California. We grew our loan portfolio to an all-time high of $1.53 billion, increased our active accounts by 19% over the prior year, produced record quarterly revenue of $123 million, tightly managed our expenses to a multi-year low 14.7% operating expense ratio, and finished the quarter with $12 million of net income and $1.24 of diluted EPS. We have consistently demonstrated our ability to grow our account base and portfolio in a controlled and profitable manner.”

“Looking ahead, we are keenly focused on preserving the credit quality of our loan portfolio while controlling our expenses,” added Mr. Beck. “Despite the strong labor market, inflation began to impact our customers more significantly in the second quarter, particularly those customers in higher-rate, higher-risk segments. By quarter-end, delinquency and net credit loss rates had nearly normalized to 2019 pre-pandemic levels. In recognition of a more uncertain economic environment ahead, we have been proactively tightening our credit models since the fourth quarter, and we have taken a prudent approach of maintaining our allowance for credit losses at 11% of net finance receivables, including $15 million of macro-related reserves.”

“While the economic environment is difficult, our investments in improved credit models, years-long shift to large and sub-36% loans, and recent credit tightening actions have contributed to an overall higher-quality portfolio compared to pre-pandemic periods,” continued Mr. Beck. “The labor market remains strong, our customers are resilient, and our dynamic and adaptable underwriting capabilities enable us to respond quickly to market conditions. As we have done in the past, we will manage our expenses tightly while continuing to invest in the things that will generate the greatest returns in the form of controlled, disciplined portfolio growth, improved credit performance, and greater operating leverage. Ultimately, these efforts will position us to sustainably grow our business, expand our market share, and create additional value for our shareholders.”

Second Quarter 2022 Highlights

•	Net income for the second quarter of 2022 was $12.0 million and diluted earnings per share was $1.24, decreases of 40.6% and 33.7%, respectively, compared to the prior-year period.

•	Net finance receivables as of June 30, 2022 hit an all-time high of $1.53 billion, a record increase of $342.3 million, or 28.9%, from the prior-year period.

-

Large loan net finance receivables of $1.1 billion increased $267.5 million, or 33.8%, from the prior-year period and represented 69.4% of the total loan portfolio. Small loan net finance receivables were $455.3 million, an increase of 19.6% from the prior-year period.

-	Branch, digitally sourced, direct mail, and total loan originations were all at record levels for a second quarter.

-	Total loan originations of $426.3 million in the second quarter of 2022, an increase of $48.6 million, or 12.9%, from the prior-year period.

-	Digitally sourced loan originations of $53.5 million in the second quarter of 2022, an increase of $17.5 million, or 48.6%, from the prior-year period.

•	Total revenue for the second quarter of 2022 was a record $122.9 million, an increase of $23.2 million, or 23.3%, from the prior-year period.

-

Interest and fee income increased $21.0 million, or 23.6%, primarily due to higher average net finance receivables, partially offset by ongoing credit normalization and the continued mix shift towards large loans.

-	Insurance income, net increased $1.6 million, or 18.1%, driven by an increase in premium revenue associated with portfolio growth.

•

Provision for credit losses for the second quarter of 2022 was $45.4 million, an increase of $24.9 million, or 120.9%, from the prior-year period. The provision for credit losses for the second quarter of 2022 included an incremental reserve of $8.7 million primarily for the $79.6 million in sequential portfolio growth.

-

Allowance for credit losses was $167.5 million as of June 30, 2022, including a $14.9 million allowance for credit losses reserve associated with estimated future macroeconomic impacts on credit losses.

•

Annualized net credit losses as a percentage of average net finance receivables for the second quarter of 2022 were 10.0%, a 260 basis point increase compared to 7.4% in the prior-year period but a 40 basis point improvement compared to pre-pandemic levels of 10.4% in the second quarter of 2019.

•

As of June 30, 2022, 30+ day contractual delinquencies totaled $94.7 million, or 6.2% of net finance receivables, an increase of 50 basis points compared to March 31, 2022, but a 10 basis point improvement from pre-pandemic levels as of June 30, 2019. The 30+ day contractual delinquency remains well below the company’s $167.5 million allowance for credit losses as of June 30, 2022.

•

The company expanded its operations to the state of Indiana in the second quarter and to the state of California in July. The company closed 21 branches in the second quarter where clear opportunities existed to consolidate operations into a larger branch in close proximity. This branch optimization is consistent with the company’s omni-channel strategy and builds upon the company’s recent successes in entering new states with a lighter branch footprint, while still providing customers with best-in-class service. The company incurred $0.6 million of branch optimization expenses in the second quarter. The branch optimization will generate approximately $1.8 million in general and administrative expense annual savings, which the company will reinvest in its expansion into new states.

•

General and administrative expenses for the second quarter of 2022 were $54.1 million, an increase of $7.7 million, or 16.7%, from the prior-year period due to ongoing investment in personnel, marketing, and digital capabilities to support the company’s growth strategies. General and administrative expenses have declined sequentially for two consecutive quarters. For the second quarter of 2022, general and administrative expenses included $0.6 million of expenses related to branch optimization.

•

The operating expense ratio (annualized general and administrative expenses as a percentage of average net finance receivables) for the second quarter of 2022 was a multi-year low of 14.7%, a 180 basis point improvement compared to the prior-year period. The operating expense ratio was inclusive of a 10 basis point impact related to branch optimization.

•

In the second quarter of 2022, the company completed its $20 million stock repurchase program, repurchasing 253,148 shares of its common stock during the quarter at a weighted-average price of $45.72 per share. The company repurchased 425,924 shares in total under the program at a weighted-average price of $46.96 per share.

Third Quarter 2022 Dividend

The company’s Board of Directors has declared a dividend of $0.30 per common share for the third quarter of 2022. The dividend will be paid on September 15, 2022 to shareholders of record as of the close of business on August 24, 2022. The declaration and payment of any future dividend is subject to the discretion of the Board of Directors and will depend on a variety of factors, including the company’s financial condition and results of operations.

Liquidity and Capital Resources

As of June 30, 2022, the company had net finance receivables of $1.5 billion and debt of $1.2 billion. The debt consisted of:

•	$78.3 million on the company’s $500 million senior revolving credit facility,
•	$111.4 million on the company’s aggregate $300 million revolving warehouse credit facilities, and
•	$1.0 billion through the company’s asset-backed securitizations.

As of June 30, 2022, the company’s unused capacity to fund future growth on its revolving credit facilities (subject to the borrowing base) was $611 million, or 76.4%, and the company had available liquidity of $195.0 million, including unrestricted cash on hand and immediate availability to draw down cash from its senior revolving credit facility. As of June 30, 2022, the company’s fixed-rate debt as a percentage of total debt was 84%, with a weighted-average coupon of 2.9% and an average revolving duration of 2.6 years.

During the second quarter, the company held interest rate caps to manage the risk associated with variable rate debt. The interest rate caps are based on one-month LIBOR and reimburse the company for the difference when one-month LIBOR exceeds the strike rate. The company sold $450 million of interest rate caps in the second quarter, realizing $12.8 million in lifetime market value gains on the rate caps. During the second quarter, increases in the market value of the rate caps benefited interest expense by $3.0 million. As of June 30, 2022, the company maintained $100 million in interest rate cap protection, with one-month LIBOR strike rates of 50 basis points and maturity dates in February 2026. These rate caps provide longer duration protection against the potential for continued increases in interest rates.

The company had a funded debt-to-equity ratio of 4.0 to 1.0 and a stockholders’ equity ratio of 19.3%, each as of June 30, 2022. On a non-GAAP basis, the company had a funded debt-to-tangible equity ratio of 4.1 to 1.0, as of June 30, 2022. Please refer to the reconciliations of non-GAAP measures to comparable GAAP measures included at the end of this press release.

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (855) 327-6837 (toll-free) or (631) 891-4304 (direct). Please dial the number 10 minutes prior to the scheduled start time.

*** A supplemental slide presentation will be made available on Regional’s website prior to the earnings call at www.RegionalManagement.com. ***

In addition, a live webcast of the conference call will be available on Regional’s website at www.RegionalManagement.com.

A webcast replay of the call will be available at www.RegionalManagement.com for one year following the call.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company that provides attractive, easy-to-understand installment loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other lenders. Regional Management operates under the name “Regional Finance” online and in branch locations in 16 states across the United States. Most of its loan products are secured, and each is structured on a fixed-rate, fixed-term basis with fully amortizing equal monthly installment payments, repayable at any time without penalty. Regional Management sources loans through its multiple channel platform, which includes branches, centrally managed direct mail campaigns, digital partners, retailers, and its consumer website. For more information, please visit www.RegionalManagement.com.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent Regional Management Corp.’s expectations or beliefs concerning future events. Forward-looking statements include, without limitation, statements concerning financial outlooks or future plans, objectives, goals, projections, strategies, events, or performance, and underlying assumptions and other statements related thereto. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements speak only as of the date on which they were made and are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. As a result, actual performance and results may differ materially from those contemplated by these forward-looking statements. Therefore, investors should not place undue reliance on forward-looking statements.

Factors that could cause actual results or performance to differ from the expectations expressed or implied in forward-looking statements include, but are not limited to, the following: managing growth effectively, implementing Regional Management’s growth strategy, and opening new branches as planned; Regional Management’s convenience check strategy; Regional Management’s policies and procedures for underwriting, processing, and servicing loans; Regional Management’s ability to collect on its loan portfolio; Regional Management’s insurance operations; exposure to credit risk and repayment risk, which risks may increase in light of adverse or recessionary economic conditions; the implementation of new underwriting models and processes, including as to the effectiveness of new custom scorecards; changes in the competitive environment in which Regional Management operates or a decrease in the demand for its products; the geographic concentration of Regional Management’s loan portfolio; the failure of third-party service providers, including those providing information technology products; changes in economic conditions in the markets Regional Management serves, including levels of unemployment and bankruptcies; the ability to achieve successful acquisitions and strategic alliances; the ability to make technological improvements as quickly as competitors; security breaches, cyber-attacks, failures in information systems, or fraudulent activity; the ability to originate loans; reliance on information technology resources and providers, including the risk of prolonged system outages; changes in current revenue and expense trends, including trends affecting delinquencies and credit losses; changes in operating and administrative expenses; the departure, transition, or replacement of key personnel; the ability to timely and effectively implement, transition to, and maintain the necessary information technology systems, infrastructure, processes, and controls to support Regional Management’s operations and initiatives; changes in interest rates; existing sources of liquidity may become insufficient or access to these sources may become unexpectedly restricted; exposure to financial risk due to asset-backed securitization transactions; risks related to regulation and legal proceedings, including changes in laws or regulations or in the interpretation or enforcement of laws or regulations; changes in accounting standards, rules, and interpretations and the failure of related assumptions and estimates, including those associated with CECL accounting; the impact of changes in tax laws, guidance, and interpretations, including the timing and amount of revenues that may be recognized; risks related to the ownership of Regional Management’s common stock, including volatility in the market price of shares of Regional Management’s common stock; the timing and amount of future cash dividend payments; and anti-takeover provisions in Regional Management’s charter documents and applicable state law. The COVID-19 pandemic may impact Regional Management’s operations and financial condition and may also magnify many of the existing risks and uncertainties.

The foregoing factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update or revise forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments, or otherwise, except as required by law. Regional Management is not responsible for changes made to this document by wire services or Internet services.

Contact

Investor Relations
Garrett Edson, (203) 682-8331

investor.relations@regionalmanagement.com

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(dollars in thousands, except per share amounts)

			Better (Worse)				Better (Worse)
	2Q 22	2Q 21	$	%	YTD 22	YTD 21	$	%
Revenue
Interest and fee income	$109,771	$88,793	$20,978	23.6%	$217,402	$176,072	$41,330	23.5%
Insurance income, net	10,220	8,656	1,564	18.1%	20,764	16,641	4,123	24.8%
Other income	2,880	2,227	653	29.3%	5,553	4,694	859	18.3%
Total revenue	122,871	99,676	23,195	23.3%	243,719	197,407	46,312	23.5%

Expenses
Provision for credit losses	45,400	20,549	(24,851)	(120.9)%	76,258	31,911	(44,347)	(139.0)%

Personnel	33,941	28,370	(5,571)	(19.6)%	69,595	57,221	(12,374)	(21.6)%
Occupancy	6,156	5,568	(588)	(10.6)%	11,964	11,588	(376)	(3.2)%
Marketing	4,108	4,776	668	14.0%	7,199	7,486	287	3.8%
Other	9,916	7,675	(2,241)	(29.2)%	20,463	15,937	(4,526)	(28.4)%
Total general and administrative	54,121	46,389	(7,732)	(16.7)%	109,221	92,232	(16,989)	(18.4)%

Interest expense	7,564	7,801	237	3.0%	7,505	14,936	7,431	49.8%
Income before income taxes	15,786	24,937	(9,151)	(36.7)%	50,735	58,328	(7,593)	(13.0)%
Income taxes	3,804	4,771	967	20.3%	11,970	12,640	670	5.3%
Net income	$11,982	$20,166	$(8,184)	(40.6)%	$38,765	$45,688	$(6,923)	(15.2)%
Net income per common share:
Basic	$1.29	$1.98	$(0.69)	(34.8)%	$4.13	$4.41	$(0.28)	(6.3)%
Diluted	$1.24	$1.87	$(0.63)	(33.7)%	$3.94	$4.18	$(0.24)	(5.7)%
Weighted-average common shares outstanding:
Basic	9,261	10,200	939	9.2%	9,396	10,371	975	9.4%
Diluted	9,669	10,797	1,128	10.4%	9,845	10,931	1,086	9.9%
Return on average assets (annualized)	3.2%	7.1%			5.2%	8.2%
Return on average equity (annualized)	16.0%	28.7%			26.3%	32.7%

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(dollars in thousands, except par value amounts)

			Increase (Decrease)
	2Q 22	2Q 21	$	%
Assets
Cash	$7,928	$6,086	$1,842	30.3%
Net finance receivables	1,525,659	1,183,387	342,272	28.9%
Unearned insurance premiums	(48,986)	(39,469)	(9,517)	(24.1)%
Allowance for credit losses	(167,500)	(139,400)	(28,100)	(20.2)%
Net finance receivables, less unearned insurance premiums and allowance for credit losses	1,309,173	1,004,518	304,655	30.3%
Restricted cash	144,802	99,920	44,882	44.9%
Lease assets	28,555	28,223	332	1.2%
Deferred tax assets, net	19,798	14,109	5,689	40.3%
Property and equipment	12,808	12,658	150	1.2%
Intangible assets	10,312	9,081	1,231	13.6%
Other assets	14,568	16,710	(2,142)	(12.8)%
Total assets	$1,547,944	$1,191,305	$356,639	29.9%
Liabilities and Stockholders’ Equity
Liabilities:
Debt	$1,194,570	$853,067	$341,503	40.0%
Unamortized debt issuance costs	(10,819)	(9,356)	(1,463)	(15.6)%
Net debt	1,183,751	843,711	340,040	40.3%
Accounts payable and accrued expenses	34,492	38,316	(3,824)	(10.0)%
Lease liabilities	31,117	30,295	822	2.7%
Total liabilities	1,249,360	912,322	337,038	36.9%
Stockholders’ equity:
Preferred stock ($0.10 par value, 100,000 shares authorized, none issued or outstanding)	—	—	—	—
Common stock ($0.10 par value, 1,000,000 shares authorized, 14,390 shares issued and 9,584 shares outstanding at June 30, 2022 and 14,141 shares issued and 10,360 shares outstanding at June 30, 2021)	1,439	1,414	25	1.8%
Additional paid-in capital	108,345	105,509	2,836	2.7%
Retained earnings	338,943	268,172	70,771	26.4%
Treasury stock (4,807 shares at June 30, 2022 and 3,780 shares at June 30, 2021)	(150,143)	(96,112)	(54,031)	(56.2)%
Total stockholders’ equity	298,584	278,983	19,601	7.0%
Total liabilities and stockholders’ equity	$1,547,944	$1,191,305	$356,639	29.9%

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(dollars in thousands, except per share amounts)

	Net Finance Receivables by Product
	2Q 22	1Q 22	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	2Q 21	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$455,253	$438,153	$17,100	3.9%	$380,780	$74,473	19.6%
Large loans	1,059,523	997,226	62,297	6.2%	792,046	267,477	33.8%
Retail loans	10,883	10,692	191	1.8%	10,561	322	3.0%
Total net finance receivables	$1,525,659	$1,446,071	$79,588	5.5%	$1,183,387	$342,272	28.9%
Number of branches at period end	334	354	(20)	(5.6)%	368	(34)	(9.2)%
Net finance receivables per branch	$4,568	$4,085	$483	11.8%	$3,216	$1,352	42.0%

	Averages and Yields
	2Q 22		1Q 22		2Q 21
	Average Net Finance Receivables	Average Yield (1)	Average Net Finance Receivables	Average Yield (1)	Average Net Finance Receivables	Average Yield (1)
Small loans	$437,226	35.8%	$440,936	36.0%	$365,535	38.3%
Large loans	1,023,546	27.4%	982,881	27.5%	747,582	28.5%
Retail loans	10,828	18.3%	10,620	18.4%	11,181	18.2%
Total interest and fee yield	$1,471,600	29.8%	$1,434,437	30.0%	$1,124,298	31.6%
Total revenue yield	$1,471,600	33.4%	$1,434,437	33.7%	$1,124,298	35.5%

(1) Annualized interest and fee income as a percentage of average net finance receivables.

	Components of Increase in Interest and Fee Income
	2Q 22 Compared to 2Q 21
	Increase (Decrease)
	Volume	Rate	Volume & Rate	Total
Small loans	$6,868	$(2,300)	$(451)	$4,117
Large loans	19,662	(2,035)	(751)	16,876
Retail loans	(16)	1	-	(15)
Product mix	915	(594)	(321)	—
Total increase in interest and fee income	$27,429	$(4,928)	$(1,523)	$20,978

	Loans Originated (1)
	2Q 22	1Q 22	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	2Q 21	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$171,244	$137,131	$34,113	24.9%	$151,584	$19,660	13.0%
Large loans	252,572	186,279	66,293	35.6%	224,484	28,088	12.5%
Retail loans	2,471	2,590	(119)	(4.6)%	1,659	812	48.9%
Total loans originated	$426,287	$326,000	$100,287	30.8%	$377,727	$48,560	12.9%
(1)	Represents the principal balance of loan originations and refinancings.

	Other Key Metrics
	2Q 22	1Q 22	2Q 21
Net credit losses	$36,700	$31,358	$20,749
Percentage of average net finance receivables (annualized)	10.0%	8.7%	7.4%
Provision for credit losses	$45,400	$30,858	$20,549
Percentage of average net finance receivables (annualized)	12.3%	8.6%	7.3%
Percentage of total revenue	36.9%	25.5%	20.6%
General and administrative expenses	$54,121	$55,100	$46,389
Percentage of average net finance receivables (annualized)	14.7%	15.4%	16.5%
Percentage of total revenue	44.0%	45.6%	46.5%
Same store results (1):
Net finance receivables at period-end	$1,466,300	$1,406,904	$1,175,516
Net finance receivable growth rate	24.7%	27.3%	15.4%
Number of branches in calculation	310	331	356
(1)	Same store sales reflect the change in year-over-year sales for the comparable branch base. The comparable branch base includes those branches open for at least one year.

	Contractual Delinquency by Aging
	2Q 22		1Q 22		2Q 21
Allowance for credit losses (1)	$167,500	11.0%	$158,800	11.0%	$139,400	11.8%
Current	1,306,183	85.6%	1,268,367	87.7%	1,066,124	90.1%
1 to 29 days past due	124,810	8.2%	95,689	6.6%	74,470	6.3%
Delinquent accounts:
30 to 59 days	26,785	1.8%	19,818	1.4%	14,488	1.2%
60 to 89 days	24,420	1.6%	16,390	1.1%	9,614	0.8%
90 to 119 days	18,557	1.2%	15,636	1.1%	6,116	0.5%
120 to 149 days	12,528	0.8%	15,322	1.1%	5,961	0.5%
150 to 179 days	12,376	0.8%	14,849	1.0%	6,614	0.6%
Total contractual delinquency	$94,666	6.2%	$82,015	5.7%	$42,793	3.6%
Total net finance receivables	$1,525,659	100.0%	$1,446,071	100.0%	$1,183,387	100.0%
1 day and over past due	$219,476	14.4%	$177,704	12.3%	$117,263	9.9%

	Contractual Delinquency by Product
	2Q 22		1Q 22		2Q 21
Small loans	$41,984	9.2%	$34,861	8.0%	$18,876	5.0%
Large loans	51,763	4.9%	46,375	4.7%	23,251	2.9%
Retail loans	919	8.4%	779	7.3%	666	6.3%
Total contractual delinquency	$94,666	6.2%	$82,015	5.7%	$42,793	3.6%
(1)	Includes estimated macroeconomic allowance for credit losses of $14,900, $15,900, and $20,100 in 2Q 22, 1Q 22, and 2Q 21, respectively.

	Income Statement Quarterly Trend
	2Q 21	3Q 21	4Q 21	1Q 22	2Q 22	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$88,793	$99,355	$107,117	$107,631	$109,771	$2,140	$20,978
Insurance income, net	8,656	9,418	9,423	10,544	10,220	(324)	1,564
Other income	2,227	2,687	2,944	2,673	2,880	207	653
Total revenue	99,676	111,460	119,484	120,848	122,871	2,023	23,195
Expenses
Provision for credit losses	20,549	26,096	31,008	30,858	45,400	(14,542)	(24,851)
Personnel	28,370	29,299	33,313	35,654	33,941	1,713	(5,571)
Occupancy	5,568	6,027	6,511	5,808	6,156	(348)	(588)
Marketing	4,776	2,488	4,431	3,091	4,108	(1,017)	668
Other	7,675	9,936	11,277	10,547	9,916	631	(2,241)
Total general and administrative	46,389	47,750	55,532	55,100	54,121	979	(7,732)
Interest expense	7,801	8,816	7,597	(59)	7,564	(7,623)	237
Income before income taxes	24,937	28,798	25,347	34,949	15,786	(19,163)	(9,151)
Income taxes	4,771	6,577	4,569	8,166	3,804	4,362	967
Net income	$20,166	$22,221	$20,778	$26,783	$11,982	$(14,801)	$(8,184)
Net income per common share:
Basic	$1.98	$2.25	$2.18	$2.81	$1.29	$(1.52)	$(0.69)
Diluted	$1.87	$2.11	$2.04	$2.67	$1.24	$(1.43)	$(0.63)
Weighted-average shares outstanding:
Basic	10,200	9,861	9,545	9,533	9,261	272	939
Diluted	10,797	10,544	10,177	10,022	9,669	353	1,128

	Balance Sheet Quarterly Trend
	2Q 21	3Q 21	4Q 21	1Q 22	2Q 22	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	$1,191,305	$1,313,558	$1,459,662	$1,497,671	$1,547,944	$50,273	$356,639
Net finance receivables	$1,183,387	$1,314,233	$1,426,257	$1,446,071	$1,525,659	$79,588	$342,272
Allowance for credit losses	$139,400	$150,100	$159,300	$158,800	$167,500	$8,700	$28,100
Debt	$853,067	$978,803	$1,107,953	$1,134,377	$1,194,570	$60,193	$341,503

	Other Key Metrics Quarterly Trend
	2Q 21	3Q 21	4Q 21	1Q 22	2Q 22	QoQ Inc (Dec)	YoY Inc (Dec)
Interest and fee yield (annualized)	31.6%	32.0%	31.4%	30.0%	29.8%	(0.2)%	(1.8)%
Efficiency ratio (1)	46.5%	42.8%	46.5%	45.6%	44.0%	(1.6)%	(2.5)%
Operating expense ratio (2)	16.5%	15.4%	16.3%	15.4%	14.7%	(0.7)%	(1.8)%
30+ contractual delinquency	3.6%	4.7%	6.0%	5.7%	6.2%	0.5%	2.6%
Net credit loss ratio (3)	7.4%	5.0%	6.4%	8.7%	10.0%	1.3%	2.6%
Book value per share	$26.93	$27.73	$28.89	$30.47	$31.15	$0.68	$4.22

(1)	General and administrative expenses as a percentage of total revenue.
(2)	Annualized general and administrative expenses as a percentage of average net finance receivables.
(3)	Annualized net credit losses as a percentage of average net finance receivables.

	Averages and Yields
	YTD 22		YTD 21
	Average Net Finance Receivables	Average Yield (Annualized)	Average Net Finance Receivables	Average Yield (Annualized)
Small loans	$439,070	35.9%	$377,272	37.9%
Large loans	1,003,326	27.4%	734,390	28.2%
Retail loans	10,725	18.3%	12,170	18.0%
Total interest and fee yield	$1,453,121	29.9%	$1,123,832	31.3%
Total revenue yield	$1,453,121	33.5%	$1,123,832	35.1%

	Components of Increase in Interest and Fee Income
	YTD 22 Compared to YTD 21
	Increase (Decrease)
	Volume	Rate	Volume & Rate	Total
Small loans	$11,706	$(3,762)	$(616)	$7,328
Large loans	37,907	(2,775)	(1,017)	34,115
Retail loans	(130)	19	(2)	(113)
Product mix	2,107	(1,417)	(690)	—
Total increase in interest and fee income	$51,590	$(7,935)	$(2,325)	$41,330

	Loans Originated (1)
	YTD 22	YTD 21	YTD $ Inc (Dec)	YTD % Inc (Dec)
Small loans	$308,375	$253,325	$55,050	21.7%
Large loans	438,851	355,809	83,042	23.3%
Retail loans	5,061	3,439	1,622	47.2%
Total loans originated	$752,287	$612,573	$139,714	22.8%
(1)	Represents the principal balance of loan originations and refinancings.

	Other Key Metrics
	YTD 22	YTD 21
Net credit losses	$68,058	$42,511
Percentage of average net finance receivables (annualized)	9.4%	7.6%
Provision for credit losses	$76,258	$31,911
Percentage of average net finance receivables (annualized)	10.5%	5.7%
Percentage of total revenue	31.3%	16.2%
General and administrative expenses	$109,221	$92,232
Percentage of average net finance receivables (annualized)	15.0%	16.4%
Percentage of total revenue	44.8%	46.7%

Non-GAAP Financial Measures

In addition to financial measures presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. The company’s management utilizes non-GAAP measures as additional metrics to aid in, and enhance, its understanding of the company’s financial results. Tangible equity and the funded debt-to-tangible equity ratio are non-GAAP measures that adjust GAAP measures to exclude intangible assets. Management uses these equity measures to evaluate and manage the company’s capital and leverage position. The company also believes that these equity measures are commonly used in the financial services industry and provide useful information to users of the company’s financial statements in the evaluation of its capital and leverage position.

This non-GAAP financial information should be considered in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In addition, the company’s non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies. The following tables provide a reconciliation of GAAP measures to non-GAAP measures.

	2Q 22
Debt	$1,194,570
Total stockholders' equity	298,584
Less: Intangible assets	10,312
Tangible equity (non-GAAP)	$288,272
Funded debt-to-equity ratio	4.0	x
Funded debt-to-tangible equity ratio (non-GAAP)	4.1	x